EXHIBIT 99.1

Message from the President
September, 2009
Inside This Issue 1 Message from the President 2-3 Portfolio Company News 4 In The Know 4 At Your Service

Welcome to the fall 2009 edition of UCMT’s newsletter.  We hope this will provide insight to what is happening at Universal Capital Management regarding our portfolio companies and investments and to give a hint of our future plans.

First let me congratulate Bill Doyle and the Vystar team for their major achievement in making it to the public market.  Second, I’d like to welcome three new members to the UCMT family:  Steve Laukaitis (Retired Capitan USN) appointed to our board of directors, and portfolio companies GetaGrip and Universal Guaranty.

I have known Steve for many years, and I’m sure his experience and leadership will be invaluable as we strive to grow our company into new areas.

GetaGrip™ will most likely become the next blockbuster exercise product. This product offers a new and unique investment opportunity and a potentially significant positive impact to our valuation.

Lastly, Universal Guaranty will be an internally managed business focused on financing state government contractors.

_______________________ Universal Capital Management continues to grow and add new investments to its portfolio. _______________________

As we all know it’s been a year of survival for most in the investment community since the Lehman Brother’s failure. In a recent review of our financial business contacts, almost half are no longer in business. To say it’s been a tough year is an understatement.  However, UCMT was able to meet most of our objectives thanks to a lot of hard work, trust from our investors and a bit of good fortune. We did not stand idle. We aggressively explored dozens of potential portfolio companies, business opportunities and ways to expand our investor base.  We also identified executive talent (some displaced by the downturn) in order to upgrade our current portfolio company(s) management teams and to manage new portfolio companies we may add in the future.

_______________________ Our portfolio companies are often seeking to raise capital from qualified, accredited investors. Contact us for details. _______________________

If all goes as planned this year, we will add new portfolio companies and internally managed businesses in addition to GetaGrip™ and Universal Guaranty.  We have also spent a great deal of time with some of our portfolio companies, offering them suggestions on how to improve and adjust their business plans to the current market conditions. We believe these efforts will result in additional business and better overall results for UCMT.  You will notice two of our portfolio companies, Multi-view Technologies and MiccoWorld, are not included in this letter.  Both companies are currently undergoing momentous changes which we will report on as soon as possible.

We are disappointed in our year end results, however we firmly believe we are well poised to take advantage of the “new normal” market conditions and opportunities. In addition, our diverse portfolio and internally managed business offers a hedge against a market segment downturn.  We also believe with the overall steadiness of the macro economy, the advantage our business model provides is more relevant now than before the downturn. Our goal is to return to consistently better results.

We thank you for your continued support and welcome your comments.

Robert Oberosler

PAGE 2	UCMT NEWSLETTER

Portfolio Company News

Vystar Corporation (VYST.OB) has received its symbol from the Securities and Exchange Commission and is now a public company.  Vystar has developed a patented process to reduce allergen proteins in latex materials creating a market for over 40,000 global applications.

The largest state-of-the-art condom production facility in the U.S., Alatech Healthcare Products, received clearance from the FDA to market the first condoms made with Vystar’s Vytex™NRL.  The condoms will be sold to consumers and to the institutional bid market including government healthcare purchasing agencies such as the Veteran’s Administration.  Vystar has also formed a strategic alliance with Centrotrade to market and sell Vytex NRL to wordwide manufacturers using its vast distribution network.

Besides condoms, Vystar expects the industry to introduce other products containing Vytex NRL this spring including exam gloves and cold seal adhesives used in food packaging.

CEO: Bill Doyle www.vytex.com

iVolution Medical Systems  provides high-quality technology consulting services and profitability analysis to physician practices with a  core focus on selection and implementation of Practice Management, Revenue Cycle Management,  and Electronic Medical Records (EMR) software.

With the passage of the Federal Stimulus law, there has never been a better time to assess the use of technology in medical practices.  The implementation of Electronic Medical Records, in particular, could result in payments of up to $44,000+ per physician.   iVolution helps providers take the steps to ensure that they qualify for the maximum possible benefit.

iVolution has alliances with Allscripts and Greenway, two of the most reputable Health Information Technology vendors on the market.  iVolution also markets its own proprietary EMR software for Pediatrics.  The result is a customized software package designed to offer physicians an appropriate balance between functionality and cost.

iVolution offers a sound consolidation strategy to acquire existing companies and cross-sell its platform to healthcare providers.  We expect this will produce immediate cash flow for iVolution while establishing the company as a leader in the medical industry.

According to Co-Chairman Vince Pipia, “iVolution is in the process of seeking funding from accredited investors and has investor materials for qualified, interested parties.”

www.ivolutionmedical.com

UCMT NEWSLETTER	PAGE 3

Lightwave Logic, Inc.  (LWLG.OB) is in its last testing stage and continues to receive positive test results regarding its Next Generation Electro-Optic Material which is projected to bring, speed, efficiency and "green solutions" to a wide array of end-user products.

The completion of an initial prototype modulator will be the next major step into commercialization, enabling Lightwave to broaden its reach to system suppliers in the Computer, Telecommunications and Military Aerospace industries.  By developing Application Specific Electro-Optic Polymers (ASEOP), Lightwave can service specific application needs and remain competitive.

CEO: Jim Marcelli Lightwave Logic

SIVOO Holdings, Inc. has a video on You Tube featuring its groundbreaking video distribution platform.  In an effort to help clients reach new consumers and generate additional revenue, SIVOO designed its CEDR technology to Capture, Encode, Distribute and Report content over the Internet.  CEDR works in conjunction with cloud computing (remote web-based storage) to deliver a total digital video solution.  CEDR automatically identifies the format and requirements to distribute to popular sites such as iTunes and You Tube saving the client time, personnel resources and software/hardware costs.  Using CEDR and SIVOO’s RSS (Real Simple Sindication) the client can upload videos in bulk. To view the instructional video visit http://www.youtube.com/watch?v=0FTj4bASuHw.

New Ventures

Universal Guaranty

Universal Guaranty Program. While helping our companies obtain financing, UCMT saw an exciting new business model that would be relevant in today’s economy.  This revolutionary idea is one that Universal can help develop, capitalize and rollout on a national level.  The Universal Guaranty Program helps small companies meet the demand for cash flow while restoring consumer confidence in a declining market.  Increased financial capacity for the small business vendor leads to increased competition in the state contract bidding process, which ultimately results in small business growth and controlled costs for state governments.

Innovation Industries/GetaGrip™.  Innovation Industries’ Founder and President, William Wilkinson, is the largest inventor of fitness/exercise equipment and holds over 200 domestic and foreign patents.  He is also the inventor of Step aerobics and co-founder of Step Reebok, which started the modern fitness movement.  GetaGrip™ is his latest invention, a first-to-market game changer with no competition in today’s marketplace for a total hand/grip, wrists and forearm workout.   Due to a well-established partnership of marketing and distribution channels, GetAGrip™ has the potential of yielding investors a stellar return with a swift exit strategy.

Founder, William Wilkinson: GetaGrip™ seeks funding from accredited investors. Investor materials are available for qualified, interested parties.

In The Know

Now it’s your turn.  Do you have a question you always wanted to ask, but didn’t want to appear foolish or didn’t know who to direct it to?  Each issue we will feature questions sent in by our shareholders that will benefit everyone.

Q: How will I know when my warrants are about to expire?

A:  When you invest in a company that includes warrants with the initial offering, the warrants are issued under a separate warrant agreement.  Typically, warrants will expire in 2-5 years, but the term of your warrant is completely governed by the terms of your warrant contract.  Therefore, you need to review your warrant agreement to determine exactly when your warrants will expire.  Most companies will not call you to remind you of their expiration date.  You should remember to record the warrant expiration date for future use upon receipt of warrant agreement.

Q: What happens if I lose my certificate?

A:  Your certificate is your proof of stock ownership.  It should be safeguarded and kept with all of your other important papers.  If it gets lost or stolen, it can be replaced by contacting the transfer agent of the company that issued you the stock.  However this is costly.  The replacement process is time consuming and thorough.  Be ready to show proof of ownership and mitigating circumstances for the loss, in addition to posting a bond.

Corporate Office 2601 Annand Drive, Suite 16 Wilmington, DE 19808 (302) 998-8824 www.unicapman.com

At Your Service

At Universal Capital Management, we’re here for you.  We value your loyalty and will do our best to address any questions or comments you may have.  Please write to our corporate office or call during East Coast business hours.

Management
Michael D. Queen	Robert Oberosler	Theresa Q. Hoffmann
Chairman and CEO	President and COO	Vice President of Finance

Joseph T. Drennan	Charles “Ched” Hoover	Julieann Malewski
Vice President	Vice President	Communications Director Investor Relations

Independent Directors
Jeffrey Muchow
Steven P. Pruitt, Jr.
Stephen J. Laukaitis